Exhibit 4.6

POWER MEDICAL INTERVENTIONS, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is entered into as of June 26, 2006, by and among (i) Power Medical Interventions, Inc., a Delaware corporation (the “Company”); (ii) the purchasers of the Series D Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series D Preferred”) listed as “Series D Holders” on the Schedule of Preferred Holders attached hereto, together with certain other persons or entities that become parties to this Agreement after the date hereof in accordance with Section 26 (each a “Series D Holder”); (iii) the holders of the Series C Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series C Preferred”) listed as “Series C Holders” on the Schedule of Preferred Holders attached hereto (each a “Series C Holder”); (iv) the holders of the Series B Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series B Preferred”) listed as “Series B Holders” on the Schedule of Preferred Holders attached hereto (each a “Series B Holder”); (v) the holders of the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred”) listed as “Series A Holders” on the Schedule of Preferred Holders attached hereto (each a “Series A Holder”); and (vi) the holders of the Common Stock, par value $0.001 per share of the Company (the “Common Stock”) and the holders of Common Stock purchase warrants, listed on the Schedule of Significant Common Holders attached hereto (each a “Significant Common Holder”).

WHEREAS, the Company, the Series C Holders, the Series B Holders, the Series A Holders and the Significant Common Holders are parties to a Second Amended and Restated Investors’ Rights Agreement dated as of October 5, 2005 and amended as of October 31, 2005 (as amended, the “2005 Investors’ Rights Agreement”);

WHEREAS, the Company and the Series D Holders are entering into that certain Series D Convertible Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which the Series D Holders shall purchase Series D Preferred from the Company;

WHEREAS, it is a condition precedent to the closing of the Purchase Agreement that the parties hereto enter into this Agreement, which amends and restates the 2005 Investors’ Rights Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.             Certain Definitions

As used in this Agreement, the following terms have the following respective meanings:

“Commission” means the Securities and Exchange Commission or any successor agency.

“Holder” means each Preferred Holder, each Significant Common Holder and any transferee of Registrable Securities from a Preferred Holder or Significant Common Holder who, pursuant to Section 14, is entitled to registration rights hereunder.

“New Securities” has the meaning set forth in Section 20(a) of this Agreement.

“Preferred Holder” means a Series A Holder, a Series B Holder, a Series C Holder or a Series D Holder.

“Preferred Stock” means the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred.

“Registrable Securities” means (i) shares of Common Stock (A) issued or issuable upon the conversion of the Preferred Stock held by a Preferred Holder or (B) otherwise held by a Preferred Holder, (ii) shares of Common Stock held by a Significant Common Holder, and (iii) shares of Common Stock or other securities issued or issuable in respect of the shares described in clauses (i) and (ii) upon any stock split, stock dividend, recapitalization, or similar event; provided, however, that any shares of Common Stock that are Registrable Securities shall cease to be Registrable Securities (A) upon any sale of such shares pursuant to a registration statement or Rule 144 under the Securities Act, (B) upon any sale of such shares in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee in accordance with this Agreement, or (C) upon termination of registration rights hereunder in accordance with Section 9.

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registration Expenses” means all expenses incurred by the Company in complying with Sections 4, 5, 7 and 8, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration and the expenses of one counsel for the Holders; provided, however, that Registration Expenses shall not include any Selling Expenses.

“registration statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act for a public offering and sale of Common Stock.

“Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 3 (or any similar legend).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.

“Series B Director” shall have the meaning ascribed to such term in the Voting Agreement.

“Series C Director” shall have the meaning ascribed to such term in the Voting Agreement.

“Series D Director” shall have the meaning ascribed to such term in the Voting Agreement.

“Voting Agreement” means that certain Third Amended and Restated Voting Agreement of even date herewith by and among the Company and the other parties named therein.

2.             Notice of Proposed Transfers.  Each Holder of Preferred Stock shall comply with the provisions of Section 6 of the Third Amended and Restated Stockholders’ Agreement of even date herewith by and among the Company, Preferred Holders, Significant Common Holders and the other parties named therein.  Each Significant Common Holder and Holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.  Prior to any proposed transfer of any Restricted Securities, unless there is in effect a registration statement covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer.  Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company reasonably requests, be accompanied (except in transactions in compliance with Rule 144) by either (a) a written opinion of legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (b) a “No Action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, that no such opinion or “No Action” letter need be obtained with respect to a transfer by a Holder of Restricted Securities to (i) a partner, director, member, manager, active or retired, of such Holder, (ii) the estate of such Holder upon such Holder’s death, (iii) an “affiliate” of such Holder, as that term is defined in Rule 405 promulgated by the Commission under the Securities Act, (iv) if such Holder is a corporation, to its wholly-owned subsidiary or parent corporation that owns all of the capital stock of the Holder, (v) if such Holder is a limited liability company, to its members or former members or (vi) if such Holder is a natural person, to such Holder’s spouse, children, grandchildren or spouse of such children or grandchildren or to trusts for the benefit of such Holder or such persons, if, in each case, the transferee agrees to be subject to the terms hereof.  Each certificate evidencing the Restricted Securities transferred as above provided shall bear the restrictive legend in substantially the form set forth in Section 3, except that such certificate shall not bear such restrictive legend if the transferee provides an opinion of counsel as provided in Section 3 or in the opinion of counsel for the Company such legend is not required in order to facilitate compliance with any provisions of the Securities Act.

3.             Restrictive Legend.  Each certificate representing (a) Preferred Stock, (b) Common Stock, (c) shares of Common Stock issued upon conversion of the Preferred Stock, (d) Registrable Securities or (e) any other securities of the Company issued in respect of the Common Stock, Preferred Stock or the Common Stock issued upon conversion of the Preferred Stock including upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 2) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.  COPIES OF THE AGREEMENT RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

Each Holder consents to the Company’s making a notation on its records and giving instructions to any transfer agent of the Preferred Stock or the Common Stock in order to implement the restrictions on transfer established in this Section 3.  The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel at such Holder’s expense (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

4.             Requested Registration.

(a)           Request for Registration.  If at any time after the earlier of (i) the date three years after the effective date of this Agreement or (ii) the date six months following the closing date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public, the Company shall receive from any Preferred Holder or group of Preferred Holders holding at least a majority in interest of the Preferred Stock (the “Initiating Holders”) a written request that the Company effect a registration with respect to at least a majority of the Registrable Securities (or any lesser percent if the anticipated aggregate proceeds are not less than $5,000,000, prior to underwriter commissions and discounts, the Company will:

(i)            promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

(ii)           as soon as practicable, use its best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the

Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 20 business days after receipt of such written notice from the Company, subject to the terms and conditions of this Section 4.

Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 4:

(A)          In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(B)           After the Company has effected two such registrations pursuant to this Section 4 and such registrations have been declared or ordered effective and the securities offered pursuant to such registrations have been sold;

(C)           Within six months after the effective date of a prior registration under this Section 4;

(D)          During the period starting with the date 60 days prior to the Company’s estimated date of filing of, and ending on the date 180 days immediately following the effective date of, any Company-initiated registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith all best efforts to cause such registration statement to become effective.

Subject to the foregoing clauses (A), (B), (C) and (D), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.  If, however, the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore in the best interests of the Company and its stockholders to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders, provided, however, that the Company may not utilize this right more than once in any 12 month period.

(b)           Underwriting.  If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 4(a) and the Company shall include such information in the written notice referred to in Section 4(a).  The right of any Holder to registration pursuant to Section 4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities to be registered in the underwriting to the extent requested (unless otherwise mutually agreed by a majority in interest of the Holders) and to the extent provided herein.  A Holder may elect to include in such underwriting all or a part of the Registrable Securities such Holder holds.

The Company shall (together with all Holders proposing to distribute Registrable Securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter for such underwriting.  The managing underwriter shall be selected by the Company, subject to the reasonable consent of a majority in interest of the Initiating Holders.  Notwithstanding any other provision of this Section 4, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then, the Company shall so advise all Holders and the number of shares that may be included in the registration and underwriting shall be allocated among all persons or entities requesting inclusion in the registration as follows: (i) all securities proposed to be offered by the Company for its own account or for the account of holders of securities of the Company other than Registrable Securities shall be excluded before any Registrable Securities are excluded; (ii) all Registrable Securities proposed to be offered by the Significant Common Holders shall be excluded before any Registrable Securities proposed to be offered by the Preferred Holders; and (iii) if, after the exclusion of non-Registrable Securities and Registrable Securities held by Significant Common Holders, additional limitations are required, then the number of Registrable Securities included in the registration shall be allocated among all Preferred Holders requesting inclusion thereof in the registration in proportion, as nearly as practicable, to the respective amounts of Registrable Securities proposed to be registered by such Preferred Holders at the time of filing the registration statement, or in such other proportions as shall mutually be agreed by such selling Preferred Holders.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the other Holders.  The Registrable Securities and/or other securities of the Company so withdrawn shall also be withdrawn from registration; provided, however, that if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section 4(b).

(c)           Withdrawal.  If any registration does not become effective due to the withdrawal at the behest of the Holder(s) and the withdrawal of the registration is not at the request of the Company or the result of a material and adverse change in the Company’s business, financial condition, results of operations or prospects since the date of the written request of the Initiating Holders pursuant to this Section 4, then either (A) the Holders requesting registration shall reimburse the Company for expenses incurred in complying with the request or (B) the aborted registration shall be treated as effected for purposes of Section 4(a)(ii)(B).

5.             Company Registration.

(a)           Notice of Registration.  If the Company in its discretion shall determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than (i) a registration pursuant to Section 4 or 8, (ii) a registration relating solely to employee benefit plans, (iii) a registration relating solely to a Rule 145 transaction, or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered, the Company will:

(i)            promptly give to each Holder written notice thereof at least ten (10) days prior to the filing of the registration statement for such registration; and

(ii)           include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, mailed by any Holder(s) within twenty (20) business days after receipt of such written notice from the Company.  Notwithstanding any other provision of this Section 5, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders and the number of shares that may be included in the registration and underwriting shall be allocated among all persons or entities requesting inclusion in the registration as follows: (A) all securities proposed to be offered for the account of holders of securities of the Company other than Registrable Securities shall be excluded before any Registrable Securities are excluded; (B) all Registrable Securities proposed to be offered by the Significant Common Holders shall be excluded before any Registrable Securities proposed to be offered by the Preferred Holders; (C) if, after the exclusion of non-Registrable Securities and Registrable Securities held by Significant Common Holders, additional limitations are required, then the number of Registrable Securities included in the registration shall be allocated among all Preferred Holders requesting inclusion thereof in the registration in proportion, as nearly as practicable, to the respective amounts of Registrable Securities proposed to be registered by such Preferred Holders at the time of filing the registration statement, or in such other proportions as shall mutually be agreed by such selling Preferred Holders; and (D) if, after the exclusion of non-Registrable Securities and Registrable Securities, additional limitations are required, then all securities proposed to be offered by the Company for its own account shall be excluded.  The written request of a Holder may specify that all or a part of the Registrable Securities of such Holder shall be included in such registration.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least 10 business days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Holder which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of Registrable Securities or other securities of the Company carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities for its own account, all upon the terms and conditions set forth herein.

(b)           Subject to the provisos in Section 5(a)(ii), in all registered public offerings, whether underwritten or not, the amount of Registrable Securities of the Holders which are included in such registration, in accordance with the limitations set forth in Section 5(a)(ii), shall be allocated to the Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities proposed to be registered by each of such Holders (assuming conversion of all outstanding Preferred Stock) as of the date of the notice given pursuant to this Section 5.

(c)           The Company may, in its sole discretion, abandon or delay any registration initiated by the Company pursuant to this Section 5.  The Registration Expenses of such abandoned or delayed registration shall be borne by the Company.

6.             Expenses of Registration.  All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 4, 5, 7 and 8 shall be borne by the Company.  All Selling Expenses relating to securities registered by the Holders shall be borne by the Holders of such securities pro rata on the basis of the number of such securities so registered; provided, however, that the Company shall bear the expenses of one special counsel to the Holders selected by a majority in interest of the securities registered by the Holders.

7.             Registration Procedures.  In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company will keep each Holder, or counsel to the Holders if the Holders are represented by counsel, advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof.  At its expense the Company will:

(a)           Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective until the first to occur to of (i) the 180th day following the first day of its effectiveness or (ii) the date of completion of the distribution described in the registration statement; provided, however, that (A) such 180 day period shall be extended for a period of time equal to the period Holders refrain from selling any securities included in such registration at the request of the Company; and (B) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 180 day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)           Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such Holders or underwriters may reasonably request in order to facilitate the public offering of such securities;

(c)           Prepare and file promptly with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement or to applicable anti-fraud provisions;

(d)           Use its best efforts to register and qualify the securities covered by such registration statement under such other applicable securities or blue sky laws, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)           Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(f)            Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g)           Enter into a usual and customary underwriting agreement in form reasonably necessary to effect the offer and sale of Registrable Securities;

(h)           Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of circumstances then existing.  Upon receipt of any such notification, each such Holder shall immediately cease making offers of Registrable Shares and return all outstanding prospectuses to the Company.  The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

(i)            If underwriters are used, use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

8.             Registration on Form S-3.  In addition to the rights set forth above, if the Holder(s) holding at least 10% of the Registrable Securities then outstanding request in writing that the Company file a registration statement on Form S-3 (or any successors thereto) with aggregate proceeds of at least $1,000,000 prior to underwriter commissions and discounts (a

“Follow-On Registration”) for a public offering of shares of Registrable Securities and the Company is entitled to use Form S-3 to register securities for such an offering, the Company shall use its best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act).  The Company will promptly give written notice of the request for the proposed registration to all other Holders and include all Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 30 days after receipt of such written notice from the Company.  The written request of a Holder may specify that all or part of such Holder’s Registrable Securities will be included in such registration.  If the Follow-On Registration is for an underwritten offering, the provisions of Section 4(b) shall apply to such registration.  Notwithstanding the foregoing, the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 8:

(a)           if the Company shall furnish to the Holders initiating the registration on Form S-3 a certificate signed by the President of the Company stating that, in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration statement to be filed and it is therefore in the best interests of the Company and its stockholders to defer such filing; in which event the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Holders initiating the registration on Form S-3 under this Section 8, provided, however, that the Company may not utilize this right more than once in any 12-month period; or

(b)           if in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to such service in such jurisdiction and except as may be required by the Securities Act; or

(c)           within 12 months after the effective date of any prior registration effected pursuant to this Section 8.

9.             Termination of Registration Rights.  The registration rights granted pursuant to this Agreement shall terminate on the date that is five years from the closing date of the Company’s initial public offering or, as to any Holder such earlier time at which all Registrable Securities held by such Holder can be sold in a single three month period pursuant to Rule 144 promulgated under the Securities Act.

10.           Lock-up Agreement.  In consideration for the Company agreeing to its obligations under this Agreement, each Holder of Registrable Securities and each transferee pursuant to Section 14 agrees, in connection with the first registration of the Company’s securities in an underwritten public offering, to the extent requested by the managing underwriter, that it shall not, without the prior consent of the Company or the underwriters managing any underwritten offering of the Company’s securities, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration), as the case may be, for a period of time specified by the managing underwriter up to 180 days from the effective date of such registration; provided, however, that all officers, directors and one percent or greater stockholders of the Company must enter into similar lock-up agreements as well.  Each Holder agrees that the Company may instruct its transfer agent to place stop transfer notations in its records to enforce the provisions of this Section 10.

11.           Indemnification.

(a)           The Company will indemnify each Holder, each of its officers, members, directors and partners, legal counsel, accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, or incorporated herein by reference, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers, members, directors and partners and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 11(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action (or expense related thereto) to the extent that it arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission, that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Holder or underwriter and stated to be specifically for use therein.

(b)           Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, legal counsel, accountants, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, members and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto or incorporated therein by reference or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, legal counsel, accountants, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder and provided that the obligations of each such Holder hereunder shall be limited to an amount equal to the proceeds, net of Selling Expenses, to such Holder from Registrable Securities sold in such offering.

(c)           Each party entitled to indemnification under this Section 11 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at the Indemnified Party’s expense; and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent, but only to the extent, that the Indemnifying Party’s ability to defend against such claim or litigation is impaired as a result of such failure to give notice.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d)           If the indemnification provided for in this Section 11 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the indemnified party on the other in connection with the violation(s) or Holder violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  In no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e)           The obligations of the Company and Holders under this Section 11 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

12.           Information by Holder.  The Holder(s) of Registrable Securities included in any registration shall promptly furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

13.           Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, the Company agrees to:

(a)           Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration of securities of the Company;

(b)           File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at any time after it has become subject to such reporting requirements; and

(c)           So long as any of the Holders owns Restricted Securities, furnish to Holders of Registrable Securities forthwith upon written request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after the effective date of the first registration statement filed by the Company), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder of Restricted Securities may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

14.           Transfer of Registration Rights.  The right to cause the Company to register securities granted hereunder may be assigned (but only with all related obligations) by a Holder to a transferee or assignee who acquires the lesser of (a) all of such Holder’s Registrable Securities or (b) 3,500,000 shares of Registrable Securities (as adjusted for stock splits, stock dividends and the like) from the Holder and/or its affiliates and other investment funds having the same principal management personnel; provided, that the Company is given written notice of such assignment at the time of or within a reasonable time after said transfer or assignment, and the transferee agrees in writing to be bound by the provisions of this Agreement regarding the right to register securities.  Notwithstanding the foregoing, the rights to cause the Company to register securities may be freely assigned (i) to any partner, active or retired, of a Holder, where such Holder is a partnership, (ii) to any affiliate (as that term is defined in Rule 405 promulgated by the Commission under the Securities Act) of a Holder, (iii) to any officer, director, or member thereof, where such Holder is a corporation or limited liability company, (iv) to any investment fund having the same principal management personnel as a Holder or (v) to the spouse, children, grandchildren or spouse of such children or grandchildren of any Holder or to trusts for the benefit of any Holder or such persons where the Holder is a natural person; provided, that written notice thereof is promptly given to the Company and that the transferee agrees in writing to be bound by the provisions of this Agreement.

15.           Subsequent Grant of Registration Rights.  The Company shall not grant rights to have securities other than the Registrable Securities registered under the Securities Act that are more favorable to the registration rights granted to the Preferred Holders herein without the written consent of the Preferred Holders holding a majority of the Preferred Stock then held by all Preferred Holders.

16.           Delay in Registration.  No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

17.           Basic Financial Information.  The Company will furnish the following reports to (a) the Significant Common Holders, and (b) each Preferred Holder that, together with its affiliates and other investment funds having the same principal management personnel, holds at least 3,000,000 shares of Preferred Stock (or Common Stock issuable upon conversion of the Preferred Stock) (together with the Significant Common Holders, the “Significant Holders”), as adjusted for stock splits, stock dividends and other like recapitalization events:

(a)           As soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles consistently applied, all in reasonable detail and audited by an independent public accountant of recognized national standing selected by the Board.

(b)           As soon as practicable after the end of each fiscal quarter but in any event within 30 days after the end of such fiscal quarter, (i) an executive summary of the activities of the Company in a form consistent with past practice, including, without limitation, a section regarding any variances from the Budget (as defined below) and a section regarding the number of units of each product sold during such quarter, and (ii) a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal quarter, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such fiscal quarter, prepared in accordance with generally accepted accounting principles consistently applied, all in reasonable detail and certified by the principal financial or accounting officer of the Company.

(c)           As soon as practicable after the end of each month and in any event within 30 days thereafter, (i) an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such month, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for such month, prepared in accordance with generally accepted accounting principles consistently applied, subject to changes resulting from year-end audit adjustments and the absence of notes, and (ii) a Budget variance report, all in reasonable detail and certified by the principal financial or accounting officer of the Company.

(d)           Not less than 30 days before the end of each fiscal year, an annual financial plan of the Company (the “Budget”), which financial plan shall have been approved by the Board and may be amended from time to time by the Board.

(e)           The rights to basic financial information set forth in this Section 17 may be transferred to any person that acquires from a Significant Holder at least 3,500,000 shares of Preferred Stock (as adjusted for stock splits, stock dividends and other like recapitalization events affecting the Preferred Stock) unless the transferred shares of Preferred Stock are transferred to a person who is an actual competitor of the Company in the reasonable judgment of the Board.

18.           Visitation Rights.  In addition to any rights of inspection afforded stockholders by statute or otherwise, the Company shall permit each Significant Holder, at such Significant Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such times as are mutually and reasonably agreed upon by the Significant Holder and the Chief Executive Officer of the Company.  The rights to visitation set forth in this Section 18 may be transferred to any person that acquires from a Significant Holder at least 3,500,000 shares of Preferred Stock (as adjusted for stock splits, stock dividends and other like recapitalization events affecting the Preferred Stock) unless the transferred shares of Preferred Stock are transferred to a person who is an actual competitor of the Company in the reasonable judgment of the Board.

19.           Termination of Information and Visitation Rights.  The covenants of the Company set forth in Sections 17 and 18 shall terminate in all respects on the earliest to occur of: (a) the closing of an initial firm commitment underwritten public offering pursuant to an effective registration statement, (b) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, (c) the closing of any sale of all or substantially all of the assets of the Company or any merger, recapitalization, or reorganization that results in the stockholders of the Company not holding, directly or indirectly, at least 50% of the voting power of the surviving, continuing or purchasing entity, or (d) at such time as the Preferred Holders and their permitted transferees collectively hold fewer than 4,000,000 shares of Series D Preferred in the aggregate (or a number of Conversion Shares into which 4,000,000 shares of Series D Preferred were converted, in either case appropriately adjusted to take account of any stock split, stock dividend, combination of shares, or the like after the date hereof).

20.           Rights of First Offer.  The Company hereby grants to each Preferred Holder (individually, an “Offeree” and collectively, the “Offerees”), a right of first offer to purchase a pro rata share of New Securities (as defined in Section 20(a)) which the Company may, from time to time, propose to sell and issue.  Each Offeree’s pro rata share, for purposes of this right of first offer, is the ratio of the number of shares of Common Stock owned by such Offeree immediately prior to the issuance of New Securities (or initial issuance in the case of a financing round with multiple closings), assuming conversion of all shares of Preferred Stock held by such Offeree, to the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities, assuming full conversion of all outstanding shares of Preferred Stock.  Each Offeree shall have a right of over-allotment such that if any Offeree fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Offerees which did exercise such rights may purchase the non-purchasing Offerees’ portion on a pro rata basis.  This right of first offer shall be subject to the following provisions:

(a)           “New Securities” means equity securities of the Company, whether or not authorized on the date hereof, and rights, options or warrants to purchase said equity securities, and securities of the Company of any type whatsoever that are, or may become, convertible into said equity securities; provided, however, that “New Securities” does not include the following:

(i)            shares of Common Stock issued in connection with the Company’s first sale of Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, for which the aggregate proceeds are not less than $40,000,000 (prior to underwriter commissions and discounts) at a price to the public of at least $0.83 per share (as appropriately adjusted for any stock split, stock dividend, combination of shares or the like affecting the Common Stock after the date hereof) (a “Qualified Public Offering”);

(ii)           up to 22,080,167 shares of Common Stock or options to purchase Common Stock, issued to employees, officers or directors of, or consultants or advisors to, the Company or its subsidiaries pursuant to a plan or arrangement approved by the Board; provided, however, that such number of shares and options may be increased from time to time by the Board, including the Series B Director and Series C Director;

(iii)          securities of the Company issued upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding as of the date hereof and any securities of the Company issuable directly or indirectly upon the conversion thereof;

(iv)          securities of the Company issued to financing institutions or lessors in connection with commercial credit arrangements, equipment financings or similar strategic transactions approved by the Board;

(v)           securities of the Company issued in connection with bona fide acquisitions of businesses, products or technologies approved by the Board, including the Series B Director and Series C Director;

(vi)          securities of the Company issued in connection with strategic partnerships, joint ventures, licensing arrangements or similar transactions not involving financial investors, as approved by the Board, including the Series B Director and Series C Director;

(vii)         shares of Preferred Stock issued pursuant to the Purchase Agreement and shares of Common Stock issued or issuable pursuant to warrants to purchase shares of Common Stock issued in connection with the Purchase Agreement (including warrants issued to placement agents);

(viii)        securities of the Company issued in connection with the conversion of that certain Convertible Subordinated Promissory Note, dated March 30, 2006, issued to Gerald and Myra S. Dorros Revocable Trust including the warrant to purchase shares of Common Stock contemplated by such note and the shares of Common Stock issuable upon exercise of such warrant;

(ix)           shares of Common Stock issued upon conversion of the Preferred Stock or other securities of the Company outstanding as of the date hereof; and

(x)            shares of Common Stock or Preferred Stock issued in connection with any stock split, stock dividend or other distribution, or recapitalization by the Company.

(b)           In the event that the Company proposes to undertake an issuance of New Securities, it shall give each Offeree written notice of its intention, describing the type of New Securities, the price, and the general terms upon which the Company proposes to issue the same.  Each Offeree shall have 15 business days after receipt of such notice to agree to purchase its pro rata share (as described in this Section 20) of such New Securities at the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the maximum quantity of New Securities that such Offeree desires to purchase.  If all of the Offerees desire to purchase all or more of their pro rata share, then each Offeree will be limited to its pro rata share.  If one or more Offerees desire to purchase less than its pro rata share, the unsubscribed amount that was initially allocated to such Offeree(s) shall be apportioned pro rata among the Offerees, if any, that desire to purchase more than their pro rata share.  Each Offeree’s obligation to purchase New Securities under this Section 20 will be contingent upon the completion of the issuance of the New Securities substantially in the form as provided in the written notice from the Company.

(c)           The Company shall have 90 calendar days after the 15 business days specified in Section 20(b) to sell (or enter into an agreement pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 30 calendar days from the date of said agreement) the New Securities respecting which the rights of the Offerees were not exercised (or which were not subject to a right of first offer) at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice.  In the event the Company has not sold the New Securities within such 90 calendar day period (or sold and issued New Securities in accordance with the foregoing within 30 calendar days from the date of such agreement) the Company shall not thereafter issue or sell any New Securities, without first offering such New Securities to the Offerees in the manner provided above.

(d)           Expiration.  The Right of First Offer granted under this Section 20 shall expire upon the first sale of shares of Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement.

(e)           Assignability.  This Right of First Offer granted under this Section 20 is nonassignable except to any transferee to whom registration rights may be transferred pursuant to Section 14.  Any such assignment shall also be in accordance with Section 14.

21.           Affirmative Covenants.  The Company hereby covenants and agrees with the Preferred Holders, as follows:

(a)           Compliance with Laws.  The Company shall comply with all laws, rules, regulations and orders applicable to the Company, where the failure to so comply would result in a material and adverse change in the condition, financial or otherwise, customer relations, prospects, employee relations, assets, net worth or results of operations of the Company.

(b)           Proprietary Information Agreement.  The Company shall require (i) each present or future employee of the Company, to enter into a Confidentiality, Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit 21(b) (“Proprietary Information Agreement”), and (ii) each present or future consultant of the Company or any subsidiary to enter into a consulting agreement that contains nondisclosure and intellectual property provisions substantially similar to those contained in the form of Proprietary Information Agreement.  The Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any such Proprietary Information Agreement or the nondisclosure and intellectual property provisions of any such consulting agreement without the consent of the Board, including the Series C Director.

(c)           Indemnification of Directors.  The Company shall obtain and maintain customary directors and officers’ liability insurance providing for coverage in an amount not less than $1,000,000 and will at all times maintain and exercise the powers granted to it by its Certificate of Incorporation and its Bylaws, each as amended and in effect from time to time, and by applicable law to indemnify and hold harmless to the fullest extent permitted by applicable law present or former directors or officers of the Company against any threatened or actual claim, action, suit, proceeding or investigation made against them arising from their service in such capacities (or service in such capacities for another enterprise at the request of the Company).

(d)           Expenses of Directors.  The Company shall promptly reimburse in full each director for all of his, her or their reasonable out-of-pocket expenses incurred in attending each meeting of the Board or any committee thereof.

(e)           Qualified Small Business Stock.  The Company covenants that so long as any of the Preferred Stock or Common Stock is held by a Preferred Holder (or a transferee in whose hands such Preferred Stock or Common Stock is eligible to qualify as Qualified Small Business Stock as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended, (the “Code”)), it will use its best efforts (including complying with any applicable filing or reporting requirements imposed by the Code on issuers of Qualified Small Business Stock and not repurchasing any stock of the Company if such repurchase would cause such shares not to qualify as “Qualified Small Business Stock”) to qualify as “Qualified Small Business Stock.”

(f)            U.S. Real Property Interest Statement.  The Company shall provide prompt written notice to each Preferred Holder following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a United States real property holding corporation.  In addition, upon a Preferred Holder’s written request, the Company shall provide such Preferred Holder with a written statement informing such Preferred Holder whether such Preferred Holder’s interest in the Company constitutes a U.S. real property interest.  The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(l) or any successor regulation, and the Company shall provide timely notice to the IRS, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made.  The Company’s written statement to such Preferred Holder shall be delivered to such Preferred Holder within 10 days of such Preferred Holder’s written request therefor.  The Company’s obligation to furnish a written statement pursuant to this Section 21(e) shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market.

(g)         Stock Vesting.  Unless otherwise approved by the Board, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows:  (a) 25% of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) 75% of such stock shall vest over the following three 3 years.

(h)           Reservation of Common Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of the Preferred Stock from time to time outstanding.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Preferred Stock, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.  The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or governmental or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the Preferred Stock.

(i)            Internal Accounting Controls.  The Company shall devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with Company management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with Company management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(j)            Independent Accountants.  The Company will retain independent public accountants of recognized national standing who shall audit the Company’s financial statements at the end of each fiscal year.  In the event the services of the independent public accountants so selected, or any firm of independent public accountants hereafter employed by the Company, are terminated, the Company will promptly thereafter engage another firm of independent public accountants of recognized national standing approved by the Board.

(k)           Corporate Existence.  The Company shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership or lease of its properties.

(l)            Preservation of Property and Assets.  The Company shall use commercially reasonable efforts to secure, preserve and maintain all licenses and other rights to patents, processes, know-how, trade secrets, licenses, permits, trademarks, trade names, inventions, copyrights or other intellectual property rights, as owned, acquired or possessed by it and deemed by the Company to be material to the conduct of its business.  The Company shall also use commercially reasonable efforts to maintain and preserve all of its other properties and assets necessary for the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted and, from time to time, make all necessary and proper repairs, renewals, replacements, additions and improvements thereto; and the Company will use commercially reasonable efforts to at all times comply with each provision of all leases to which it is a party or under which its occupies property.

(m)          Properties, Business, Insurance.  The Company shall obtain and maintain and cause each of its subsidiaries to maintain as to its respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.  The Company shall not cause or permit any assignment or change in beneficiary and shall not borrow against any such policy.  If requested by a Preferred Holder, the Company will add one designee of such Preferred Holder as a notice party for such policy and shall request that the issuer of such policy provide such designee with 10 days notice before such policy is terminated (for failure to pay premiums or otherwise) or assigned or before any change is made in the beneficiary thereof.

(n)         Use of Proceeds.  The Company shall use the proceeds from the sale of the Series D Preferred for working capital needs and capital expenditures in a manner consistent with the Business Plan (as defined in the Purchase Agreement), as the same may be amended from time to time by the Board.

(n)           Payment of Taxes.  The Company shall pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company; provided, however, that the Company shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested or extended in good faith and by appropriate proceedings if the Company shall have set aside on its books sufficient reserves, if any, with respect thereto.

(o)           Notice of Default.  The Company shall furnish to each Preferred Holder, immediately upon becoming aware of the existence of any condition or event which constitutes an event of default under any of the agreements between the Company and such Preferred Holder, written notice specifying the nature and period of existence thereof and the action which the Company is taking or proposes to take with respect thereto.

22.           Negative Covenants.

(a)           Non-Disclosure of Investment Interests.  Except as otherwise required by law or in connection with a public offering of Securities pursuant to the Securities Act, no information concerning the identity of any Preferred Holder as an investor or interested party to the Company, including but not limited to information distributed in any press release, marketing or advertising materials, loan applications and general business development, will be disclosed by the Company or its agents without the prior written consent of such Preferred Holder, which consent shall be at that Preferred Holder’s sole discretion.

(b)           Restrictive Agreements Prohibited.  Neither the Company nor any subsidiary shall become a party to any agreement that by its terms restricts the Company’s performance of this Agreement, any other agreement between the Company and the Preferred Holders, the Company’s Certificate of Incorporation or Bylaws, each as amended and in effect from time to time.

(c)           Transactions with Affiliates.  Except for transactions contemplated by this Agreement or the Purchase Agreement or as otherwise approved by the Board, neither the Company nor any subsidiary shall enter into any transaction with any director, officer, employee or holder of more than five percent of the outstanding capital stock of any class or series of capital stock of the Company or any subsidiary, member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than five percent of the outstanding capital stock thereof.

(d)           Solvency.  The Company will not incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Company and of amounts to be payable on or in respect of debt of the Company).  The cash flow of the Company after taking into account all anticipated uses of such cash will at all times be sufficient to pay all amounts on or in respect of debt of the Company when such amounts are required to be paid.

(e)           Events of Default.  The Company shall not take or omit to take any action, which act or omission would constitute a material default or a material event of default pursuant to, or noncompliance with, any other contract, lease, mortgage, deed of trust or instrument to which the Company is a party or by which it or any of its property is bound.

23.           Special Covenants.

(a)           The Company shall not, without first obtaining the approval of a majority of the Board, including the Series B Director and Series C Director:

(i)            appoint a new chief executive officer;

(ii)           change the Company’s accounting practices or auditors;

(iii)          transfer, assign or grant any licenses to, the Company’s intellectual property other than limited licenses that are incidental to sales of the Company’s products in the ordinary course of business;

(iv)          transfer to any subsidiary more than $500,000 in cash in the aggregate or title to any of its material intellectual property;

(v)           permit any subsidiary of the Company to issue or sell, or obligate itself to issue or sell, except to the Company or any wholly-owned subsidiary of the Company, any stock of such subsidiary;

(vi)          make any material change to the nature of the Company’s business as reflected in the Company’s operating plan;

(vii)         amend (including any increase in available shares for issuance under), waive any provision of or terminate its stock incentive plans, or create any additional stock incentive plan for employees, consultants and/or directors;

(viii)        amend, waive or terminate a Proprietary Information Agreement;

(ix)           amend the Bylaws of the Company;

(x)            pay aggregate cash dividends in any fiscal year in excess of two percent of the Company’s net income for such fiscal year;

(xi)           incur, grant or suffer to exist a lien on any of the Company’s assets (including its rights to intellectual property), except for (A) existing liens, (B) liens for taxes not yet due and payable, (C) non-consensual liens arising by operation of law and immaterial, individually and in the aggregate, or (D) liens on equipment in connection with the financing thereof;

(xii)          commence bankruptcy or reorganization proceedings;

(xiii)         enter into any partnership, joint venture or similar arrangement with any third party;

(xiv)        incur indebtedness for borrowed money in excess of $1,000,000 in the aggregate at any one time outstanding other than indebtedness for borrowed money outstanding as of the date of this Agreement; or

(xv)         make any loans to any officer, director or employee of the Company outside of the ordinary course of business, except as approved by the Board.

(b)           The Company shall not, without first obtaining the approval of a majority of the Board:

(i)            approve any and all matters relating to executive hiring and compensation above a base salary of $150,000 per annum or incentive compensation of $100,000 per annum;

(ii)           approve the Company’s annual Budget and any material amendment thereto;

(iii)          approve any capital expenditure that is not in the Budget and is in excess of $500,000;

(iv)          approve any operating expenditure that is not in the Budget and is in excess of $500,000;

(v)           make any prepayment of principal of, or interest on, indebtedness for borrowed money; or

(vi)          approve any consulting agreements at or above an annual compensation of $50,000 per year.

24.           Termination of Covenants.  The covenants of the Company set forth in Sections 21 (except Sections 21(c), 21(d), 21(h), and 22(a)), 22 and 23 shall terminate in all respects on the earliest to occur of: (a) the closing of a Qualified Public Offering, (b) the automatic conversion of all of the Company’s outstanding shares of Series A Preferred, Series B Preferred and Series C Preferred pursuant to Section 3(b) of Article IV of the Company’s Third Amended and Restated Certificate of Incorporation in connection with any firm commitment underwritten initial public offering of the Company’s Common Stock, (c) the closing of any sale of all or substantially all of the assets of the Company or any merger, recapitalization, or reorganization that results in the stockholders of the Company not holding, directly or indirectly, at least 50% of the voting power of the surviving, continuing or purchasing entity, and (d) such time as the Preferred Holders and their permitted transferees collectively hold fewer than 6,000,000 shares of Common Stock issued or issuable upon conversion of the Series B Preferred, Series C Preferred and Series D Preferred in the aggregate, appropriately adjusted to take account of any stock split, stock dividend, combination of shares, or the like after the date hereof.  The covenants set forth in Sections 21(c) and 21(d) shall terminate simultaneously with the termination of the Voting Agreement.

25.           Miscellaneous.

(a)           Governing Law.  This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware (without regard to the conflict of law principles thereof).  The parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of Delaware with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

(b)           Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the parties regarding the rights provided herein and supersedes and replaces all written and oral agreements heretofore made or existing by and among the parties and their representatives with respect thereto.

(c)           Notices, Etc.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (i) when delivered in person or duly sent by fax showing confirmation of receipt, (ii) three days after being duly sent by first class mail, postage prepaid, or (iii) two days after being sent by Federal Express or other recognized express overnight courier service: (A) if to a Preferred Holder, to such Preferred Holder’s address set forth on the Schedule of Preferred Holders attached hereto, or at such other address as shall have been furnished to the other parties hereto in writing, (B) if to a Common Holder, to such Common Holder’s address set forth on the Schedule of Common Holders attached hereto or at such other address as shall have been furnished to the other parties hereto in writing, and (C) if to the Company, to its principal place of business, or such other address as the Company shall have furnished to the other parties hereto in writing with a copy (which shall not constitute notice) to Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts, 02210, Attn: Jeffrey L. Quillen, Esq.

(d)           Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  Signatures transmitted via facsimile shall be deemed originals for purposes of this Agreement.  This Agreement also may be executed by delivery of the Omnibus Signature Page, which is included in the Subscription Documents attached to the Purchase Agreement as Exhibit A, pursuant to which the undersigned agrees to become a Series D Holder, as defined in this Agreement, and further agrees to be bound by the terms and conditions of each of the Purchase Agreement and the Related Agreements (as defined in the Purchase Agreement).  The Omnibus Signature Page also may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument and be deemed a part of this agreement ab initio.

(e)           Amendment.  Any provision of this Agreement may be amended, waived or modified only upon the written consent of (i) the Company, (ii) the Holders of at least a majority in interest of the shares of Series A Preferred Stock, Series B Preferred and Series C Preferred then held by the Holders, voting together as a single class, and (iii) the Significant Common Holders who hold at least a majority in interest of the shares of Common Stock then held by the Significant Common Holders; provided, however, that none of the Company, the group described in clause (ii) of this sentence and the group described in clause (iii) of this sentence shall be required for the waiver of any provision of this Agreement with respect to which the Company or such group does not otherwise have rights hereunder.  Any amendment or modification effected in accordance with this Section (e)25(e) shall be binding upon the Company and each Holder of Common Stock and/or Preferred Stock.  Notwithstanding anything to the contrary in this Section (e)25(e), no amendment or waiver may treat one Preferred Holder or a group of Preferred Holders more adversely than any other Preferred Holder or group of Preferred Holders without the consent of such Preferred Holder or the consent of the holders of a majority in interest of the capital stock of the group of Preferred Holders adversely affected by such amendment or waiver. For purposes of this Section (e)25(e), a “group” shall have the meaning provided in Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver.  Any amendment, waiver or modification not effected in accordance with this Section (e)25(e) shall be null and void.  It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

(f)            Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

(g)           Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(h)           Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

(i)            Attorneys’ Fees.  In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

(j)            Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(k)           Aggregation of Stock.  All shares of Registrable Securities held or acquired by affiliated entities or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

26.           Accession.  Any Additional Purchaser (as defined in the Purchase Agreement) shall automatically become a party to this Agreement by executing and delivering to the Company a counterpart signature page in the form of Exhibit A hereto, and shall thereupon be deemed a “Preferred Holder” for all purposes of this Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have entered into this Third Amended and Restated Investors’ Rights Agreement as of the date first set forth above.

COMPANY:

POWER MEDICAL INTERVENTIONS, INC.

By:	/s/ Thomas K. Grundman
(signature)

Name:	Thomas K. Grundman
(printed)

Its:	Chief Financial Officer
(title)